Exhibit 10.1
LITHIA MOTORS, INC.
SHORT-TERM INCENTIVE PLAN
(Effective January 1, 2021)

1. PURPOSE

The purpose of the Plan is to motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain Performance Goals related to the performance of Lithia Motors, Inc. (the “Company”) and its affiliates. The Plan replaces the Company’s Performance Bonus Plan effective January 1, 2021.

2. DEFINITIONS

The following definitions shall be applicable throughout the Plan:

(a) “Award” means the amount of a cash incentive payable under the Plan to a Participant with respect to a Performance Period.

(b) “Board” means the Board of Directors of the Company, as constituted from time to time.

(c) “Committee” means the Compensation Committee of the Board.

(d) “Participant” means any officer or key employee of the Company who is designated as a Participant by the Committee.

(e) “Performance Goal” means a goal determined by the Committee with respect to each Performance Period utilizing one or more of the following factors and any adjustment(s) thereto established by the Committee: (i) operating income, operating cash flow and operating expense; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) free cash flows; (v) market share; (vi) sales; (vii) revenue; (viii) profits before interest and taxes; (ix) expenses; (x) cost of goods sold; (xi) profit/loss or profit margin; (xii) working capital; (xiii) return on capital, equity or assets; (xiv) earnings per share; (xv) economic value added; (xvi) stock price; (xvii) price/earnings ratio; (xviii) debt or debt-to-equity; (xix) accounts receivable; (xx) write-offs; (xxi) cash; (xxii) assets; (xxiii) liquidity; (xxiv) operations; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) manufacturing, production or inventory; (xxix) mergers and acquisitions or divestitures; (xxx) financings; (xxxi) individual performance; (xxxii) strategic performance; (xxxiii) customer satisfaction; (xxxiv) total shareholder return; and/or (xxxv) any other performance factor selected by the Committee, each with respect to the Company and/or one or more of its affiliates or operating units and may be relative to any designated comparison group of companies.

(f) “Performance Period” means any period determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(g) “Plan” means this Lithia Motors, Inc. Short-Term Incentive Plan, as amended from time to time.

Exhibit 10.1

3. ADMINISTRATION

The Plan shall be administered by the Committee, which shall have the discretionary authority to interpret the provisions of the Plan, including all decisions on eligibility to participate, the establishment of payment targets and the amount of the Awards payable under the Plan. The decisions of the Committee shall be final and binding on all parties making claims under the Plan. The Committee may delegate its administrative authority in whole or in part with respect to Awards issued to Participants who are not executive officers.

4. ELIGIBILITY

Officers and key employees of the Company shall be eligible to participate in the Plan as determined at the sole discretion of the Committee.

5. AMOUNT OF AWARDS

With respect to each Participant, the Committee will establish one or more Performance Periods, an individual Participant incentive target for each Performance Period and the Performance Goal or Goals to be met during such Performance Periods. The maximum amount of any Awards that can be paid under the Plan to any Participant during any fiscal year is $10,000,000. The Committee reserves the right, in its sole discretion, to increase, reduce, or eliminate the amount of an Award otherwise payable to a Participant with respect to any Performance Period.

6. PAYMENT OF AWARDS

(a) A Participant must be employed on the date the Award is to be paid. The Committee may make exceptions to this requirement in the case of retirement, death, or disability or under other circumstances, as determined by the Committee in its sole discretion.

(b) Any distribution made under the Plan shall be made in cash and occur within a reasonable period of time after the end of the Performance Period in which the Participant has earned the Award but may occur prior to the end of the Performance Period, subject to any restrictions as may be necessary to cause such payment to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and interpretations promulgated thereunder (collectively, “Section 409A”). The Committee shall make a determination in writing that the terms and conditions underlying the payment of an Award have been satisfied. Notwithstanding the foregoing, in order to comply with the short-term deferral exception under Section 409A, if the Committee waives the requirement that a Participant must be employed on the date the Award is to be paid, payout shall occur no later than the 15th day of the third month following the end of the relevant Performance Period.

7. GENERAL

(a) Tax Withholding. The Company shall have the right to deduct from all Awards any federal, state, or local income and/or payroll taxes required by law to be withheld with respect to

Exhibit 10.1
such payments. The Company also may withhold from any other amount payable by the Company or any affiliate to the Participant an amount equal to the taxes required to be withheld from any Award.

(b) Claim to Awards and Employment Rights. Nothing in the Plan shall confer on any Participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate the Participant’s employment at any time, and for any reason, or change the Participant’s responsibilities. Awards represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any Award shall have no rights other than those of a general unsecured creditor to the Company.

(c) Beneficiaries. To the extent the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative. A beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Committee prior to the Participant’s death.

(d) Non-Transferability. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be assigned, pledged, or transferred except, in the event of a Participant’s death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

(e) Clawback. The Company requires reimbursement of any performance-based compensation awarded or paid to a Participant where: (a) the payment was predicated upon achieving financial results that were later the subject of a restatement of the Company’s financial statements and (b) a lower payment would have been made to the Participant based upon the restated financial results. In each case, the Company will, to the extent practicable, seek to recover from the Participant the amount by which the Participant’s award or payment for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

(f) Expenses. The expenses of administering the Plan shall be borne by the Company.

(g) Pronouns. Masculine pronouns and other words of masculine gender shall refer to both men and women.

(h) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Exhibit 10.1
(i) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of Oregon and applicable Federal law.

(j) Section 409A. The Plan and payments hereunder are intended to be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise.  To the extent Section 409A is applicable to the Plan or any payments under the Plan, it is intended that the Plan and such payments comply with the deferral, payout and other limitations and restrictions imposed under Section 409A.  Notwithstanding any other provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered in a manner consistent with such intentions.  If a Participant is a “specified employee,” within the meaning of Section 409A, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan during the six-month period immediately following the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code, shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s beneficiary) in a lump sum on the first business day after the earlier of the date that is six months following the Participant’s separation from service or the Participant’s death.  Notwithstanding any other provision of the Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan so that any payment qualifies for exemption from or complies with Section 409A; provided, however, that the Committee makes no representations that payments under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to payments under the Plan.

(j) Amendments and Termination. The Committee may terminate the Plan at any time, provided such termination shall not affect the payment of any Awards accrued under the Plan prior to the date of the termination. The Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part, provided however, that any amendment of the Plan shall be subject to the approval of the Company’s shareholders to the extent required to comply with the requirements of any applicable laws, regulations, or rules.
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